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                                  EXHIBIT 99.1

         IXC COMMUNICATIONS, INC. ANNOUNCES $600 MILLION CREDIT FACILITY


        AUSTIN, Texas,-- (Business Wire)--Oct. 28, 1998--IXC Communications Inc. (NASDAQ:IIXC) today announced that it has executed a syndicated $600 million credit agreement arranged by NationsBanc Montgomery Securities L.L.C.

        The agreement provides for IXC to obtain a senior secured credit facility consisting of a $150 million revolver, a $200 million term loan and an uncommitted special purpose loan facility of $250 million. The administrative agent is NationsBank, N.A., which is joined by a syndicate of financial institutions including Credit Suisse First Boston, Goldman Sachs Credit Partners L.P., TD Securities (USA) Inc., and Export Development Corporation ("EDC").

        IXC expects to use the proceeds for capital expenditures, primarily related to purchases of optronics and switch capacity to support expected revenue growth. The facility has a five-year term and provides for prime or LIBOR rate interest options at IXC's election.

        "We are extremely pleased to have completed this credit facility, which constitutes the third step in our refinancing plan, designed to further strengthen the Company's capital structure and provide greater financial flexibility," said Jim Guthrie, IXC's executive vice president and chief financial officer. "This facility and the quality of our bank group demonstrate the confidence the financial community places on IXC and its strategic plan and growth prospects."

        IXC's network-based delivery solutions are designed to address the speed and capacity requirements of the global communications market. Having completed the first new coast-to-coast fiber optic network in the United States in more than a decade, IXC Communications Inc. is at the forefront of the industry's new class of emerging domestic and international carriers. IXC offerings include private line, broadband, Internet and long distance switched and dedicated services. IXC is a publicly traded company listed on Nasdaq under the symbol IIXC. IXC's Web site is at www.ixc-comm.com.

                                       ###

CONTACT:       IXC Communications Inc., Austin
               Melissa Jackson, 512/231-5247 (Media Contact) mjackson@ixc-comm.com
                 or
               Greta Wiechman, 888/267-9478 (Investor Contact) gwiechman@ixc-comm.com


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